Exhibit 10.3

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of August [  ], 2024, is made and entered into by and among Howard Jonas, and individual (“Holder”), Rafael Holdings, Inc., a Delaware corporation (“Rafael”) and Cyclo Therapeutics, Inc., a Nevada corporation (“Cyclo”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Rafael, Tandem Therapeutics, Inc., a Nevada corporation and a wholly-owned subsidiary of Rafael (“First Merger Sub”); Tandem Therapeutics, LLC, a Nevada limited liability company and a wholly-owned subsidiary of Rafael (“Second Merger Sub”, and together with First Merger Sub, “Merger Subs”); and Cyclo entered into that certain Agreement and Plan of Merger on August 21, 2024 (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), providing for, among other things, the merger of First Merger Sub with and into Cyclo (the “Merger”), with Cyclo surviving the Merger and becoming a direct, wholly owned subsidiary of Rafael, followed by the merger of Cyclo with and into Second Merger Sub (the “Subsequent Merger”), with Second Merger Sub surviving the Subsequent Merger as a direct, wholly owned subsidiary of Rafael, in each case on the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, in connection with the Merger Agreement and the consummation of the transactions contemplated thereby, Cyclo and Rafael have requested that Holder, and Holder has agreed to, enter into this Agreement.

WHEREAS, it is a condition precedent to the obligations of Cyclo to consummate the Merger that it shall have received this Agreement executed by the Holder which shall be in full force and effect.

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements, terms and conditions contained herein, the parties hereto do hereby agree as follows:

ARTICLE I

VOTING AGREEMENT; RELEASE; WAIVER

1.1 Voting Agreement.

(a) Holder hereby agrees, from and after the date hereof and until the earlier of the First Effective Time and the Termination Date (as defined below), at any meeting of the stockholders of Rafael, however called, and at any adjournment or postponement thereof, called with respect to any of the matters described in the following clause (ii): (i) to appear at each such meeting in person or by proxy or otherwise cause the Rafael Capital Stock over which Holder exercises voting control and is entitled to vote on the relevant matters (the “Owned Rafael Securities”) to be counted as present thereat for purposes of establishing a quorum; and (ii) to vote in person or by proxy or otherwise cause the Owned Rafael Securities to be voted (A) to approve the issuance of the Parent Class B Common Stock to the stockholders of Cyclo as contemplated by the Merger Agreement, as and when submitted for the consideration and vote of the stockholders of Rafael (not including any amendment or supplement), (B) against any action that would reasonably be expected to result in any of the conditions set forth in Section 6, Section 7 or Section 8 of the Merger Agreement not being satisfied, and (C) against any other action that is intended or reasonably expected to materially impair, prevent or delay the Merger.

(b) Nothing in this Agreement, including Section 1.1(a), shall limit or restrict Holder from acting in his capacity as a director or officer of Rafael and exercising his fiduciary duties and responsibilities in such capacity, it being understood that this Agreement shall apply to Holder solely in Holder’s capacity as a stockholder of Rafael or holder of the right to vote Owned Rafael Securities and shall not apply to Holder’s actions, judgments or decisions as a director of Rafael.

(c) Holder hereby covenants and agrees that, except for this Agreement, he (i) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Owned Rafael Securities, (ii) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Owned Rafael Securities, with any such proxy, consent or power of attorney purported to be granted by Holder being void from the outset, and (iii) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action) that would make any representation or warranty of Holder contained herein untrue or incorrect in any material respect or have the effect of preventing Holder from performing any of his material obligations under this Agreement.

(d) Except as set forth in Section 1.1(a), Holder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the holders of Rafael Capital Stock. Without limiting the generality of the foregoing, nothing in this Agreement shall preclude Holder from exercising full power and authority to vote in Holder’s sole discretion for or against any proposal submitted to a vote of the holders of Rafael Capital Stock to approve any payment that would, in the absence of such approval, constitute a parachute payment under Section 280G of the Internal Revenue Code of 1986, as amended.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF HOLDER

Holder hereby represents and warrants to Rafael and Cyclo that the following representations and warranties are true and accurate on the date hereof and as of the Closing Date as if made as of the Closing Date:

2.1 Authorization; Enforceability. Holder has full power and capacity to execute and deliver this Agreement and to perform his obligations hereunder This Agreement has been duly executed and delivered by Holder and, assuming the due authorization, execution and delivery by Rafael and Cyclo, constitutes the valid and legally binding obligation of Rafael and Cyclo, enforceable in accordance with its terms and conditions, subject to Laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief and other equitable remedies.

2.2 Non-Contravention.

(a) Neither the execution and delivery of this Agreement nor the performance of Holder’s obligations hereunder, will (i) violate any Laws to which Holder is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel or require any notice or consent under, or result in the imposition of any Lien (other than Permitted Liens) upon any of the assets of Holder under, any agreement, contract, lease, license, instrument or other arrangement to which Holder is a party or by which Holder is bound or to which any of Holder’s assets is subject, except in each case of clause (i) or (iii) where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice or obtain consent or Lien would not adversely affect or delay Holder’s performance under this Agreement.

2.3 Litigation. There are no Legal Proceedings pending against, or, to the knowledge of Holder, threatened against, Holder that would adversely affect or delay Holder’s performance under this Agreement.

2.4 Ownership of Owned Rafael Securities. Holder has the right to exercise voting power over the Owned Rafael Securities set forth on Exhibit A.

ARTICLE III

MISCELLANEOUS

3.1 Governing Law.

(a) This Agreement and any Legal Proceeding of any kind or nature (whether at law or in equity, based upon contract, tort or otherwise) that is in any way related to this Agreement (including the interpretation, construction, validity and enforcement of this Agreement, or the negotiation, execution or performance of any of the obligations hereunder (including any Legal Proceeding based upon, arising out of, or related to any representation or warranty expressly made in this Agreement)) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware, including its statutes of limitations, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware and without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdictions. In furtherance of the foregoing, the laws of the State of Delaware will control even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily or necessarily apply.

(b) The parties hereto submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the District Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom) in respect of the interpretation and enforcement of the provisions of this Agreement and any related agreement, certificate or other document delivered in connection herewith and by this Agreement waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

(c) Each party hereto agrees that service in person or by certified or by nationally recognized overnight courier to his or its address set forth in Section 3.7 shall constitute valid in personam service upon such party and his or its successors and assigns in any arbitration proceeding commenced pursuant to this Section 3.1. Each party hereto hereby acknowledges that this is a commercial transaction, that the foregoing provisions for consent to arbitration, service of process and waiver of jury trial have been read, understood and voluntarily agreed to by each party hereto and that by agreeing to such provisions each party hereto is waiving important legal rights.

3.2 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of his or its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

3.3 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law by which this Agreement is governed, such invalidity, illegality or unenforceability shall not affect any other provision; provided, that such provision shall be construed to give effect to the parties’ intent regarding such provision to the maximum extent permitted by applicable Law.

3.4 Specific Performance. Holder agrees that irreparable damage would occur in the event any of the provisions of this Agreement were not performed by the parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Rafael or Cyclo, on the one hand, and Holder, on the other hand, shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement. The foregoing rights are in addition to and without limitation of any other remedy to which the parties hereto may be entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto hereby waives: (a) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate’ and (b) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.

3.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Holder, Rafael and Cyclo. No waiver by any party hereto of any provision of this Agreement or any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the party hereto making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

3.6 Expenses. Each party hereto will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement.

3.7 Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient on a priority basis by reputable overnight courier service (charges prepaid); or (c) if sent by electronic mail, when received if received before 5:00 p.m. local time of the recipient on a Business Day, and otherwise on the next following Business Day, in each case addressed to the intended recipient as set forth below:

(a) If to Rafael to:

Rafael Holdings, Inc.

520 Broad Street

Newark, NJ 07102

Attention: Chief Financial Officer

E-mail: david.polinsky@rafaelholdings.com

with a copy (which shall not constitute notice) to:

Schwell Wimpfheimer & Associates

37 West 39th Street, Suite 505

New York, NY 10018

E-mail: dov.schwell@swalegal.com

(b) If to Cyclo (prior to Closing) to:

Cyclo Therapeutics, Inc.
6714 NW 16th Street, Suite B
Gainesville, FL 32653
Attention: Chief Executive Officer
Email: n.scott.fine@cyclodex.com

with a copy (which shall not constitute notice) to:

Fox Rothschild LLP
101 Park Avenue, 17th Floor
New York, NY 10178
Attention: ‘Alison Newman
E-mail: anewman@foxrothschild.com

(c) If to Holder:

Howard Jonas

c/o Rafael Holdings, Inc.

520 Broad Street

Newark, NJ 07102

E-mail: howardjonaspersonal@gmail.com

Any party hereto may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner set forth in this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

3.9 Interpretation; Rules of Construction. Unless otherwise expressly provided or unless the context requires otherwise: (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural or singular number, respectively; (d) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of a Governmental Body, Persons succeeding to the relevant functions of such Person); (f) the term “including” shall be deemed to mean “including, without limitation”; (g) words of any gender shall include each other gender; (h) whenever this Agreement refers to a number of days, such number shall refer to calendar days, unless such reference is specifically to “Business Days”; and (i) the term “or” has the inclusive meaning represented by the phrase “and/or.” The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. When calculating the period before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. This Agreement is the product of negotiations among the parties hereto, each of which is represented by legal counsel, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by each party hereto.

3.10 Entire Agreement. This Agreement, the Merger Agreement and the other documents referred to herein: (a) constitute the entire agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than Holder, Rafael and Cyclo any rights or remedies hereunder. If the provisions of this Agreement conflict in any way with the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

3.11 Counterparts. This Agreement may be executed (a) in one or more partially or fully executed counterparts, each of which will be deemed an original and will bind the signatory, but all of which together will constitute the same instrument, and (b) by electronic means, PDF or facsimile.

3.12 Termination. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, that - (i) the provisions set forth in Sections 3.1 to 3.3 and Sections 3.5 to Section 3.13 shall survive the termination of this Agreement and (ii) the termination of this Agreement will not relieve any party hereto from liability arising in respect of any breach prior to such termination.

3.13 Non-Recourse. All claims or causes of action (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto. No Person who is not a named party to this Agreement, including any past, present or future director, officer, employee, incorporator, member, partner, equityholder, Affiliate, agent, attorney or representative of any named party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliate.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written:

HOLDER:

Howard Jonas

RAFAEL:

RAFAEL HOLDINGS, INC.

By:
Name:
Title:

CYCLO:

CYCLO THERAPEUTICS, INC.

By:
Name:
Title:

[Signature Page to Support Agreement]